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                                                               EXHIBIT (a)(1)(D)


                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                            STRAYER EDUCATION, INC.

               OFFER TO PURCHASE FOR CASH UP TO 8,500,000 SHARES
                    OF ITS COMMON STOCK AT $25.00 PER SHARE

               THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                 ON MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

APRIL 17, 2001

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

     In our capacity as Depositary, we are enclosing the material listed below relating to the offer of Strayer Education, Inc., a Maryland corporation ("Strayer"), to purchase up to 8,500,000 shares of its common stock, $.01 par value (the "Shares"), at a price of $25.00 per share net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 17, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Strayer will purchase all Shares properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tender provisions described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

     The Purchase Price will be paid in cash with respect to all Shares purchased, without interest.

     All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration or conditional tender, will be returned at Strayer's expense as promptly as practicable following the Expiration Date.

     THE OFFER IS CONDITIONED ON THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER OF AT LEAST 7,175,000 SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THAT THE PURCHASE AGREEMENT UNDER WHICH STRAYER IS EFFECTING THE SALE OF ITS CONVERTIBLE PREFERRED STOCK IN A PRIVATE TRANSACTION SHALL NOT HAVE BEEN TERMINATED. SEE SECTION 7 OF THE OFFER TO PURCHASE.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. Strayer will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

     For your information and for forwarding to your clients, we are enclosing the following documents:

          1. The Offer to Purchase.

          2. The Letter of Transmittal for your use and for the information of your clients together with the accompanying Substitute Form W-9.

          3. A letter to the stockholders of Strayer from the President and Chief Executive Officer.

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).
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          5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9

          7. A return envelope addressed to American Stock Transfer & Trust Company, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

     Strayer will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Strayer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. Strayer will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

     As described in the Offer to Purchase, if more than 8,500,000 Shares have been validly tendered and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, Strayer will accept Shares for purchase in the following order of priority:

          (a) first, all Shares properly tendered and not validly withdrawn prior to the Expiration Date by any stockholder who owns, beneficially or of record, an aggregate of 99 or fewer shares of common stock (an "Odd Lot Holder") who: (1) tenders all such Shares beneficially owned by such Odd Lot Holder (tenders of less than all shares owned by such stockholder will not qualify for this preference); and (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

          (b) second, all Shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 and Section 6 of the Offer to Purchase;

          (c) third, all Shares conditionally tendered in accordance with
     Section 6 of the Offer to Purchase for which the condition was satisfied;
     and

          (d) fourth, if necessary, Shares conditionally tendered for which the condition was not satisfied initially selected by lot at random in accordance with Section 6 of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF STRAYER HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER STRAYER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STRAYER'S FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, RON K. BAILEY, AND HIS WIFE, TOGETHER STRAYER'S LARGEST STOCKHOLDER, HAVE AGREED TO TENDER 7,175,000 OF THE 8,175,000 SHARES HELD BY THEM PURSUANT TO THE OFFER. HOWEVER, THE OFFER IS DESIGNED TO ENSURE THAT OTHER STOCKHOLDERS HAVE THE SAME OPPORTUNITY TO TENDER AS DO THE BAILEYS. STRAYER HAS BEEN ADVISED THAT NONE OF ITS OTHER DIRECTORS AND OFFICERS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. STOCKHOLDERS SHOULD NOTE THAT AS OF THE DATE OF THIS TENDER OFFER, THE MARKET PRICE FOR THE SHARES IS HIGHER THAN THE PURCHASE PRICE. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES.

     In order to tender Shares in the Offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, as defined in the Offer to Purchase, in the case of book-entry transfer, and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, all in accordance with the instructions described in the Offer to Purchase and the related Letter of Transmittal.

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     Questions and requests for assistance or for additional copies of this
Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to Harry T. Wilkins, Chief Financial Officer, Strayer Education, Inc., 8550 Cinder Bed Road, Newington, Virginia 22122 (telephone:
(703) 339-2558).

                                          Very truly yours,

                                          AMERICAN STOCK TRANSFER &
                                          TRUST COMPANY

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF STRAYER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS

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